Exhibit 99.1

Additional Information:	For Immediate Release
Thomas A. Bessant, Jr.
(817) 335-1100
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CASH AMERICA ANNOUNCES AGREEMENT TO ACQUIRE
39 PAWN LENDING LOCATIONS IN WASHINGTON AND ARIZONA
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Fort Worth, Texas (August 2, 2010) - - Cash America International, Inc. (NYSE: CSH) announced today that it has signed an asset purchase agreement for the purchase of a 39-store chain of pawn lending locations owned by Maxit Financial, LLC (“Maxit”). The pawn lending locations operate in the states of Washington and Arizona under the names Pawn X-Change and Maxit.
Commenting on the acquisition, Daniel R. Feehan, President and Chief Executive Officer of Cash America said, “We are excited about this opportunity to further expand Cash America’s pawn lending business in Washington and Arizona. Increasing our pawn lending storefront locations remains a priority for Cash America and we believe that this acquisition will enhance our presence in these two important markets in the United States through increased revenue and greater market coverage.” Mr. Feehan added, “With the inclusion of the Maxit locations, Cash America will have added 244 pure pawn locations to our business over the last two years.”
Maxit currently owns 29 and 10 pawn lending locations operating in Washington and Arizona, respectively. These locations offer only pawn lending and related services. Maxit has been operating successfully since the early 1990’s and had approximately $20 million in pawn loan balances as of June 30, 2010 (unaudited). For the twelve-month period ended June 30, 2010, Maxit had total revenue of approximately $54 million (unaudited). Eight of Maxit’s 39 locations have been opened during the last 18 months. The addition of the Maxit stores will significantly increase Cash America’s storefront pawn lending locations in both markets, where Cash America had 5 pawn lending locations in Washington and 11 Company-owned and 7 franchised pawn lending locations in Arizona as of June 30, 2010.
Upon completion of the transaction, Cash America will have added 244 pawn lending locations, net of closures and excluding the introduction of pawn lending into existing consumer loan facilities, to its storefront platform over a 24-month period, representing close to a 25% increase in pawn locations over that period. Total pawn loan balances of Cash America were $184.1 million at June 30, 2010 and are expected to easily exceed $200 million following the closing of the transaction with Maxit, representing over a 40% increase in pawn loan balances since December 31, 2008.
Cash America estimates the aggregate purchase price of the Maxit acquisition to be approximately $70.0 million, including $12.5 million to be paid in shares of common stock of Cash America and the balance in cash. The transaction would be accretive to earnings following its closing, which is expected to occur in the fourth quarter of 2010 and is subject to the satisfaction of customary closing conditions, including the completion of satisfactory due diligence, the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other regulatory approvals.
About Cash America
As of June 30, 2010, Cash America International, Inc. had 1,062 total locations offering specialty financial services to consumers, which include 737 lending locations (including nine unconsolidated franchised locations) operating in 28 states in the United States under the names “Cash America Pawn,” “SuperPawn,” “Cash America Payday Advance,” and “Cashland,” and 200 pawn lending locations, of which the Company is a majority owner, operating in 21 jurisdictions in central and southern Mexico under the name “Prenda Fácil.” In addition, as of June 30, 2010, the Company operated 120 unconsolidated franchised and five Company-owned check cashing centers operating in 16 states in the United States under the name “Mr. Payroll.” As of June 30, 2010, the Company offered short-term loans over the Internet to customers in 33 states in the United States at http://www.cashnetusa.com, in the United Kingdom at http://www.quickquid.co.uk, in Australia at http://www.dollarsdirect.com.au, and in Canada at http://www.dollarsdirect.ca. The Company also owns a micro-line of credit services business that processes short-term loans on behalf of a third-party lender with balances outstanding in all 50 states and four other United States jurisdictions as of June 30, 2010.
For additional information regarding the Company and the services it provides, visit the Company’s websites located at:

http://www.cashamerica.com	http://www.quickquid.co.uk

http://www.enovafinancial.com	http://www.dollarsdirect.com.au

http://www.cashnetusa.com	http://www.dollarsdirect.ca

http://www.cashlandloans.com	http://www.strikegoldnow.com

http://www.primaryinnovations.net	http://www.mrpayroll.com
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements about the business, financial condition and prospects of Cash America International, Inc. and its subsidiaries (the “Company”). The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation, changes in pawn, consumer credit, tax and other laws and governmental rules and regulations applicable to the Company’s business, changes in demand for the Company’s services, the continued acceptance of the online distribution channel by the Company’s online loan customers, the actions of third parties who offer products and services to or for the Company, fluctuations in the price of gold, changes in competition, the ability of the Company to open new locations in accordance with its plans, economic conditions, real estate market fluctuations, interest rate fluctuations, changes in foreign currency exchange rates, changes in the capital markets, the ability to successfully integrate newly acquired businesses into the Company’s operations, the loss of services of any of the Company’s executive officers, the effect of any current or future litigation proceedings on the Company, the effect of any of such changes on the Company’s business or the markets in which the Company operates and other risks and uncertainties indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.
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